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                      IMPORTANT NOTICE


          As a result of the merger of U.S. Trust
Corporation ("U.S. Trust") into The Chase Manhattan Corporation ("Chase"), each share of U.S. Trust common stock held by you was converted into the right to receive 0.680 shares of Chase common stock. Although you have not yet surrendered the certificates representing your U.S. Trust common stock in exchange for Chase common stock, you are entitled to vote these shares of Chase common stock on the proposal to approve the merger of Chase into Chemical Banking Corporation which is described in the accompanying proxy statement. To vote, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope.

          Regardless of whether you vote on the merger, it is important that you promptly surrender your U.S. Trust stock certificates in exchange for new Chase certificates.
You will not receive any dividends or distributions with respect to your Chase common stock until the certificates are exchanged. For information on how to exchange your certificates, please call 1-800-355-2663 between 8:30 a.m.
and 4:30 p.m. New York City time.







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